SECURITIES AND EXCHANGE COMMISSION
				   WASHINGTON, D.C. 20549-1004

						   FORM 8-K

						CURRENT REPORT

				Pursuant to Section 13 or 15(d) of the
				   Securities Exchange Act of 1934

	Date of Report (Date of earliest event reported) June 14, 1999
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					Commission File Number 1-5324
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					   NORTHEAST UTILITIES
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		(Exact name of registrant as specified in its charter)


   MASSACHUSETTS                 		1-5324			04-2147929
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 (State or other jurisdiction of       		Commission		(I.R.S.
Employer
incorporation or organization)        		File No.)		Identification
No.)


174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS   01090-0010
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      		(Address of principal executive offices)              		(Zip
Code)

(Registrant's telephone number, including area code):	(413) 785-5871


(Former name or former address, if changed since last report): 	Not
Applicable

Item 5. Other events
	(a)	On June 15, 1999, Northeast Utilities (NU) and Yankee Energy
System, Inc. (Yankee) announced that they have agreed to a merger in which Yankee will become a subsidiary of NU. The transaction is valued at $679 million, including the assumption of outstanding Yankee debt of approximately $201 million. The purchase is subject to approval of Yankee shareholders and several regulatory agencies and is expected to close in the first quarter of 2000.

	Shareholders of Yankee will receive $45.00 a share, 45% payable in NU shares and 55% payable in cash. If closing of the transaction does not occur within six months after Yankee shareholder approval is received, the per share consideration will increase by $0.005 per share per day. Shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. Yankee shareholders who elect to receive stock will receive the number of shares of NU based on the average price of NUs stock during the 20 trading day period prior to closing. The transaction is expected to be tax free to Yankee shareholders to the extent they receive common stock of NU. The combination will be accounted for using the purchase method of accounting.

	After the merger, Yankee will retain its corporate name and become a subsidiary of Northeast Utilities. Executive management at Yankee will be offered positions at either Yankee or other NU companies. A transition team jointly chaired by the NU and Yankee CEOs will be formed shortly with the aim of adopting the best practices of both companies.

	Yankee Energy System, Inc. is the parent of Yankee Gas Services Company, the largest natural gas distribution company in Connecticut serving approximately 183,000 customers in 68 cities and towns. Yankees unregulated businesses are comprised of Yankee Energy Services Company (YESCo), which provides HVAC and other energy services; R. M. Services, which is engaged in credit collections and receivables management; and Yankee Financial, which provides customer financing to Yankees customers.

	Northeast Utilities is New England's largest electric utility system serving more than 1.7 million customers in Connecticut, Massachusetts and New Hampshire.

	(b)	On June 14, 1999, Northeast Utilities (NU), its subsidiary,
Public Service Company of New Hampshire (PSNH) and the State of New Hampshire signed a Memorandum of Understanding (MOU) intended to settle a number of pending regulatory and court proceedings related to PSNH. Parties to the agreement include the Governor of New Hampshire, the New Hampshire Attorney General, the Staff of the New Hampshire Public Utilities Commission (NHPUC), PSNH and NU. A copy of the MOU is attached hereto as an exhibit and is incorporated herein by reference.

The MOU calls for PSNH and the state of New Hampshire to jointly submit a request to suspend all pending litigation, and, on the effective date of the agreement, for PSNH to withdraw a Federal lawsuit which had enjoined the state from implementing its restructuring legislation. The effective date will occur after all regulatory and other approvals have been secured and beginning on the first day of the month following the issuance of rate reduction bonds (securitization), as described below.

The principal features of the MOU include:

PSNH's rates will be reduced about 18 percent from current levels after all regulatory and other approvals have been secured and beginning the first day of the month following the issuance of rate reduction bonds. PSNH's rates will be stable and predictable for three years after the effective date. PSNH's customers will be able to choose their supplier of energy effective the same day.

PSNH expects to recover approximately $1.5 billion of stranded costs currently on PSNH's books as well as about $1.3 billion of nominal over market future purchases from independent power producers (IPPs) that can continue to be recovered in rates. PSNH will write off about $367 million (pretax) of its stranded costs (about $225 million after tax). This write-off amounts to more than 30 percent of the equity currently invested in PSNH by NU shareholders. A portion of this recovery is at risk, as it is dependent upon retail load growth and various other factors.

The issuance of $725 million of rate reduction bonds is a condition of the agreement. However, use of rate reduction bonds requires the initial approval of the NHPUC and final approval from the New Hampshire Legislature via enactment of appropriate legislation.

PSNH is required to sell its power plants and certain power contracts, including the sale of PSNH's current purchased power contract with North Atlantic Energy Corporation (NAEC) for the output from Seabrook
Station. The net proceeds from all sales will be used to pay off a portion of PSNH's stranded costs. The sales will be accomplished through an auction process subject to approval by the NHPUC. An affiliate of NU is expressly allowed to participate in the auction of the fossil/hydro generating assets.

	The MOU and a request to stay a dozen identified administrative proceedings will be filed with the NHPUC within a week of the MOU's signing. A detailed agreement is expected to be jointly filed with the NHPUC by the parties in early August. The New Hampshire Legislature must review and approve the use of securitization via enactment of appropriate legislation, and other approvals are required from various federal and state regulatory agencies and financial lenders. NU anticipates that the plan will become effective in early 2000.

	For more information on this matter, see NU's, PSNH's and NAEC's Form 10-K and quarterly reports on Form 10-Q for the quarter ending March 31, 1999.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

1. Agreement and Plan of Merger between Yankee Energy System, Inc. and Northeast Utilities, dated as of June 15, 1999.

2.  Memorandum of Understanding



SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

					NORTHEAST UTILITIES
        (registrant)


					By: /S/ David R. McHale
						David R. McHale
   			Vice President and Treasurer
     	Date: June 16, 1999